        American Transmission Systems, Inc., FirstEnergy Operating Companies, FirstEnergy Operating Companies, The Cleveland
        Electric Illuminating Company, Toledo Edison Company, Ohio
           Edison Company, Pennsylvania Power Company, American
                        Transmission Systems, Inc.

          Docket Nos. ER99-2647-000, ER99-2609-000, EL99-71-000,
                               EC99-53-000

            FEDERAL ENERGY REGULATORY COMMISSION - COMMISSION

                89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254

           ORDER ACCEPTING FOR FILING AND SUSPENDING TARIFF AND
            AGREEMENT, ACCEPTING FOR FILING OTHER AGREEMENTS,
            ESTABLISHING HEARING PROCEDURES, AND CONSOLIDATING
                               PROCEEDINGS


                             October 27, 1999

CORE TERMS: transmission, protest, intervenors', tariff, jurisdictional, ground lease, generating, effective, redispatch, network, motion to intervene, subject to refund, intervene, Commission's Rules Of Practice, dispatch, customer, suspend, plant, Federal Power Act, pro forma, cost-of-service, modification, consolidated, concurrently, reliability, dispatching, suspension, generation, suspended, non-rate

PANEL:
[*1]   Before Commissioners: James J. Hoecker, Chairman; Vicky A. Bailey,
William L. Massey, Linda Breathitt, and Curt Hebert, Jr.

OPINION:
   In this order, we accept for filing, suspend, and set for hearing a proposed open access transmission tariff (OATT) and ground lease agreement, and accept for filing a joint dispatch agreement (JDA) and operating agreement being filed in conjunction with the creation of a new entity, American Transmission Systems, Inc. (ATSI), to serve as the transmission provider for the FirstEnergy system.

BACKGROUND

   In a separate proceeding in Docket No. EC99-53-000, the FirstEnergy operating companies n1 have applied for Commission approval to transfer their jurisdictional transmission facilities to ATSI. Upon approval of this transfer, jurisdictional transmission facilities currently owned and operated by the FirstEnergy system would be transferred to and operated by ATSI. The Commission is approving the transfer of jurisdictional facilities in FirstEnergy Operating Companies, 89 FERC P - , - - -
(1999). The instant order also will address two issues originally arising in Docket No. EC99-53-000 that more appropriately should be decided here (i.e., the operating agreement [*2] and ground lease agreement). n2

                                                            PAGE    3
        89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *2          LEXSEE

[FN]
   n1 The FirstEnergy Operating Companies are: Cleveland Electric Illuminating Company; Ohio Edison Company (Ohio Edison); Pennsylvania Power Company (Penn Power); and Toledo Edison Company. Penn Power is a wholly owned subsidiary of Ohio Edison. The other three companies are wholly owned subsidiaries of FirstEnergy Corporation, as is ATSI.

   n2 Although, in Docket No. EC99-53-000, FirstEnergy seeks approval to transfer transmission facilities to ATSI, all fee land, easements, and rights-of-way will remain the property of FirstEnergy. ATSI will acquire the right to use the land through 50-year ground leases with FirstEnergy (renewable for up to ten, 50-year terms). FirstEnergy transmittal letter in Docket No.EC99-53-000 at 11-12 and Ex. H.


   On April 28, 1999, ATSI submitted for filing an OATT that proposes to adopt the rates for transmission service in effect under the FirstEnergy OATT (as of the date of transfer of the transmission facilities).
FirstEnergy's rates under its OATT became  [*3]   effective, subject to
refund, on July 10, 1999 and currently are being investigated in a hearing process established by the Commission in FirstEnergy Operating Companies, 88 FERC P61,010 (1999)(FirstEnergy). ATSI's April 28, 1999 submittal also included a Joint Dispatch Agreement (JDA) among ATSI and the FirstEnergy Operating Companies that provides that ATSI will coordinate the dispatch of FirstEnergy's system resources.

   Notice of Filing and Responses

   Notice of ATSI's filing was published in the Federal Register, 64 Fed. Reg. 25,495 (1999), with comments, protests, and motions to intervene due on or before May 18, 1999. Timely motions to intervene were filed by American Municipal Power-Ohio, Inc. (AMP-Ohio) (with a separately filed protest); ProLiance Energy LLC; PECO Energy Company; City of Cleveland, Ohio (with protest); n3 Arkansas Electric Cooperative Corporation; North Carolina Electric Membership Corporation (NCEMC); and Electric Clearinghouse, Inc. n4 In addition, Ohio Consumers' Counsel (OCC) filed an out-of-time motion to intervene, six days late.

[FN]

   n3 The City of Cleveland's protest endorses the protest of AMP-Ohio, of which it is a member. [*4]

   n4 NCEMC refiled its motion and AMP-Ohio refiled its protest to supply inadvertently omitted materials.


   On June 22, 1999, ATSI filed an answer to AMP-Ohio's protest.

DISCUSSION

A. Procedural Matters

   Pursuant to Rule 214 of the Commission's Rules of Practice and
Procedure, 18 C.F.R. @ 385.214 (1999), the intervenors' timely, unopposed motions to

                                                             PAGE    4
            89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *4       LEXSEE

intervene serve to make them parties to the proceeding in Docket No. ER99-2647-000. In addition, the Commission will accept the late-filed motion to intervene of OCC in this same proceeding, given the early stage of the proceeding and the absence of any undue prejudice or delay.

   We will reject ATSI's answer to AMP-Ohio's protest, as an impermissible answer to a protest under Rule 213(a)(2) of the Commission's Rules of Practice and Procedure, 18 C.F.R. @ 385.213(a)(2)
(1999).

B. ATSI's Filing

   1. ATSI's Proposed OATT Rates

   ATSI proposes to adopt without change FirstEnergy's transmission rates, which are the subject of an ongoing rate proceeding established in FirstEnergy. Consistent with FirstEnergy's tariff, ATSI distinguishes
between the transmission  [*5]   service it will provide at voltages of
138 kV or above (bulk transmission service), and that which it will provide at voltages of 69 kv or below (area transmission service). For both firm and non-firm services, ATSI proposes to charge $ 0.985 per kW for bulk transmission and $ 0.754 per kW for area transmission. ATSI proposes a revenue requirement for network transmission service of $151,666,033.

   AMP-Ohio objects to ATSI's adoption of FirstEnergy's rates, pointing out that ATSI has not submitted a comprehensive cost-of-service analysis in support of its filing, and arguing that it is not appropriate for ATSI to rely on the cost-of-service analysis submitted by FirstEnergy as reflecting ATSI's costs of providing transmission. In addition, AMP-Ohio raises many of the same issues related to the specific components of the cost of service that were raised in FirstEnergy.n5

[FN]

   n5 Similar protests in both dockets allege, e.g., an excessive return on equity, inclusions of transmission assets not yet acquired in the gross plant investment, incorrect functionalizations of general plant, unsupported lease payments, and questionable calculations of taxes.



[*6]
   ATSI's OATT proposes the same rates as proposed in FirstEnergy's OATT, now under investigation in Docket Nos. ER99-2609-000 and EL99-71-000. Because the rates are identical and similar issues of fact have been raised in each of these proceedings, we will suspend ATSI's OATT, set it for hearing, and consolidate this hearing with the hearing proceedings in FirstEnergy. We will make ATSI's OATT effective, subject to refund, on the effective date of the transfer of the jurisdictional facilities.

   2. Non-rate Terms and Conditions of ATSI'S OATT

   ATSI's OATT generally incorporates the non-rate terms and conditions of FirstEnergy's tariff that the Commission accepted in FirstEnergy. ATSI's revisions to the non-rate terms and conditions of FirstEnergy's tariff deviate from the pro forma tariff only to the extent necessary to reflect the transfer

                                                            PAGE    5
       89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *6            LEXSEE

in facilities and responsibilities from FirstEnergy to ATSI. Accordingly, we will accept these revisions as consistent with or superior to the pro forma tariff.

   3. Redispatch

   AMP-Ohio argues that ATSI may delay providing transmission service to non-affiliates. It says that, because ATSI will not own the FirstEnergy
generating facilities, it will not  [*7]   have full freedom to
redispatch the system effectively to relieve transmission system constraints. Instead, the FirstEnergy Companies that own the generating facilities are merely required to redispatch "when feasible" and "subject to receiving full compensation." n6 This argument fails to give adequate consideration to the fact that FirstEnergy will become a network customer of ATSI, and Section 30.5 of ATSI's OATT states that network customers must redispatch their Network Resources as requested by the Transmission Provider. In addition, the JDA provides that ATSI is responsible for dispatching the generating resources of FirstEnergy. Accordingly, we conclude that ATSI's OATT will allow ATSI to effectively redispatch generation resources, even though ATSI itself will own no generation, and, therefore, AMP-Ohio's concerns are unwarranted.

[FN]

   n6 AMP-Ohio protest at 8.


   4. Possible Rate Impact from Ground Leases and Other Factors

   In the proceeding in Docket No. EC99-53-000, several intervenors n7
raised concerns about possible  [*8]   rate impacts associated with the
proposed transfer of jurisdictional assets from FirstEnergy to ATSI. These concerns involved possible rate impacts from a ground lease agreement between FirstEnergy and ATSI, and other factors. The intervenors in Docket No. EC99-53-000 requested that the Commission closely examine these issues to ensure that FirstEnergy is not improperly benefitting from the proposed transfer at the expense of ratepayers. n8 The Commission's response, in Docket No. EC99-53-000, is to state,

[FN]

   n7 AMP-Ohio, OCC, and NCEMC.

   n8 These same intervenors also are intervenors in the instant proceedings.


   The concerns raised by intervenors are more properly addressed in ATSI's accompanying section 205 filing, which adopts the current FirstEnergy rates under investigation in Docket No. ER99-2609-000, rather than the instant section 203 filing. ATSI's open access transmission tariff is concurrently being suspended, set for hearing, and consolidated with FirstEnergy's ongoing proceeding in Docket No. ER99-2609-000. [*9] Accordingly, intervenors' concerns may be addressed in that proceeding.

                                                          PAGE    6
     89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *9            LEXSEE

   Consistent with this determination, intervenors may pursue their rate concerns at the hearing ordered below. Our preliminary analysis indicates that the proposed ground lease agreement has not been shown to be just and reasonable, and may be unjust, unreasonable, unduly discriminatory or preferential, or otherwise unlawful. Accordingly, we will accept the proposed agreement for filing, suspend it for a nominal period and set it for hearing.

   5. ATSI's Operating Agreement

   On June 8, 1999, in Docket No. EC99-53-000, FirstEnergy submitted for filing an Operating Agreement between FirstEnergy and ATSI (OA) governing ATSI's obligations for planning and operations, maintenance, reliability, and regulatory obligations. The OA is designed to ensure that ATSI will plan, operate and maintain the transmission system in accordance with NERC, ECAR, and other regulatory requirements. The OA presents no rate impact, and merely delineates the responsibilities of ATSI with regard to safe and reliable operation of the transmission system. The intervenors in Docket No. EC99-53-000 (who also are intervenors in the instant
proceeding)   [*10]   raise no specific issues regarding the OA. We will
accept the OA without modification. As the OA more properly belongs in this proceeding under section 205 and as the intervenors have raised no objection to acceptance of the OA, we will accept the OA in this proceeding rather than in the order we are concurrently issuing in Docket No. EC99-53-000.

   6. ATSI's Joint Dispatch Agreement

   The JDA is the underlying agreement guiding coordination of the resources of the FirstEnergy companies and is adapted from FirstEnergy's existing JDA, with only those changes necessary to incorporate provisions to facilitate the transfer of transmission facilities to ATSI. It provides that ATSI will operate as a single control area and will dispatch FirstEnergy's generating units to achieve the lowest incremental cost for the next unit of load without regard to ownership of the generating plants. The revised JDA makes ATSI the party responsible for dispatching the generating units, providing transmission and ancillary services, and maintaining the reliability of the FirstEnergy System. The JDA states that all existing agreements will be honored by ATSI, and that
FirstEnergy will become a network customer  [*11]   under the ATSI OATT.
We will accept ATSI's JDA for filing without modification.

   7. Standards of Conduct

   In Ameren Services Company, et al., 85 FERC P61,068 at 61,255 (1998), the Commission accepted the Standards of Conduct submitted by FirstEnergy. n9 The Standards of Conduct submitted in this proceeding by ATSI mirror those accepted by the Commission for FirstEnergy, and require ATSI employees to adhere to these same procedures. n10 Accordingly, we will accept ATSI's proposed Standards of Conduct.

[FN]

   n9 See FirstEnergy Corporation, et al., 87 FERC P61,141 at 61,561-62
(1999).

   n10 See testimony of Mr. Bruce J. Busse, Ex. BJB-1 at 7, and Ex. BJB-
3.


                                                             PAGE    7
        89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *11           LEXSEE

The Commission orders:

   (A) OCC's untimely motion to intervene is hereby granted, as discussed in the body of this order.

   (B) ATSI's answer to AMP-Ohio's protest is hereby rejected, as discussed in the body of this order.

   (C) ATSI's proposed open access transmission tariff and ground lease
agreement are hereby accepted  [*12]   for filing and suspended, to
become effective, subject to refund, on the date of the transfer of the jurisdictional transmission facilities from FirstEnergy to ATSI.

   (D) Pursuant to the authority contained in and subject to the jurisdiction conferred upon the Federal Energy Regulatory Commission by section 402(a) of the Department of Energy Organization Act and by the Federal Power Act, particularly sections 205 and 206 thereof, and pursuant to the Commission's Rules of Practice and Procedure and the regulations under the Federal Power Act (18 C.F.R., Chapter I), a public hearing shall be held concerning the justness and reasonableness of ATSI's proposed tariff rates and ground lease agreement, as discussed in the body of this order.

   (E) ATSI's filing in Docket No. ER99-2647-000 and its ground lease agreement filed in Docket No. EC99-53-000 are hereby consolidated with the proceedings currently set for hearing in Docket Nos. ER99-2609-000 and EL99-71-000, as discussed in the body of this order. The administrative law judge designated to preside in Docket Nos. ER99-2609-000 and EL99-71-000 shall determine procedures best suited to accommodate
consolidation of this docket with the pending [*13]   proceeding.

   (F) ATSI's Joint Dispatch Agreement is hereby accepted for filing, to become effective, without suspension or hearing, on the date of the transfer of the jurisdictional transmission facilities from FirstEnergy to ATSI.

   (G) ATSI's Operating Agreement with FirstEnergy, submitted for approval in Docket No. EC99-53-000 is hereby accepted for filing, without suspension or hearing, as discussed in the body of this order, to become effective on the date of the transfer of the jurisdictional transmission facilities from FirstEnergy to ATSI.

   (H) Applicants are hereby informed of the rates schedule designations shown on the attachment to this order.

By the Commission.

APPENDIX:


Attachment
                      American Transmission Systems, Inc.
                           Docket No. ER99-2647-000
Schedule Designations                                            Rate
            Designation                             Description

                                                             PAGE    8
        89 F.E.R.C. P61,088; 1999 FERC LEXIS 2254, *13           LEXSEE

 (1) FERC Electric Tariff, Original          Open Access Transmission
Volume No. 1, Original Sheet                 Tariff
Nos. 1-181
(2) Rate Schedule FERC No. 1                 Joint Dispatch Agreement
                            Docket No. EC99-53-000
Schedule Designations                                          Rate
                      American Transmission Systems, Inc.
          Designation                             Description
(1) Rate Schedule FERC No. 2                Operating Agreement
(2) Supplement No. 1 to Rate                Ground Lease
Schedule FERC No. 2
[*14]